Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated July 2, 2026, relating to the financial statements of Laris Growth Acquisition Corp. as of May 31, 2026, and for the period from February 24, 2026 (inception) through May 31, 2026, which is included herein. Our report dated July 2, 2026, relating to those financial statements, includes an emphasis of matter paragraph regarding substantial doubt as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ GuzmanGray

Costa Mesa, California

July 2, 2026

3200 Bristol Street, Suite 640, Costa Mesa, CA 92626      +1 (949) 316-0600 (office) :     +1 (949) 922-7258 (mobile)